DISTRIBUTION AND SERVICE PLAN


         This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan of BT Global Investors, a Massachusetts business trust (the "Trust"), contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                 W H E R E A S:

         The Trust has been organized to operate as an open-end management investment company and is registered as such under the Act;

         The Trust intends to distribute the shares of its series (each, a "Fund"), which may be divided into one or more separate classes of shares of beneficial interest (a "Class"), and desires to adopt a distribution and service plan pursuant to Rule 12b-1 under the Act, and the Trustees of the Trust have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that adoption of this Plan will benefit each Fund or Class and its shareholders; and

         The Trust desires to engage Signature Broker-Dealer Services, Inc. ("Signature") to provide (or cause to be provided) certain distribution and shareholder services for each Fund or Class.

         NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. The Trust may reimburse Signature, as the distributor, for costs and expenses incurred in connection with the distribution and marketing of shares of the Funds or Classes, at an annual rate not exceeding the percentage of the average daily net assets of each Fund or Class as set forth in the Exhibit A attached hereto. Such expenses shall be calculated and accrued daily and reimbursed monthly or at such other intervals as the Board of Trustees shall determine.

         2. Signature may seek reimbursement under paragraph 1 of this Plan for expenses incurred in connection with any activities primarily intended to result in the sale of shares of a Fund or Class, including, but not limited to: compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of Signature who, as their primary activity, engage in or support the distribution of shares; payment of asset-based sales charges and service fees to broker-dealers who provide shareholders with personal services and account maintenance services or payment of similar fees to banks or other financial institutions; printing of prospectuses, statements of additional information and reports for other than existing shareholders in amounts in excess of that typically used in connection with the distribution of


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shares of a Fund or Class; costs of placing advertising in various media;
services of parties other than Signature or its affiliates in formulating sales literature; and typesetting, printing and distribution of sales literature.

         3. The Trust may pay Signature service fees from each Fund or Class not to exceed on an annual basis the percentage as presented on Exhibit A of the average daily net assets of the Fund or Class for its then-current fiscal year (and with regard to future Funds or Classes such percentage of the average daily net assets of such Fund or Class as is agreed to by the Trust and the Distributor) in connection with providing (or causing to be provided) personal services and shareholder account maintenance services.

         4. The Trust may also pay Signature distribution fees from each Fund or Class not to exceed on an annual basis the percentage as presented on Exhibit A of the average daily net assets of the Fund or Class for its then-current fiscal year (and with regard to future Funds or Classes, such percentage of the average daily net assets of such Fund or Class as is agreed to by the Trust and Signature) as reimbursement for costs and expenses incurred in connection with the distribution and sales of shares of the respective Fund or Class. To the extent such expenses exceed the stated limit, Signature will bear such expenses.

         5. This Plan together with any related agreements shall not take effect, with respect to a Fund or Class, until it has been approved by a vote of at least a "Majority of the Outstanding Voting Securities" (as defined in the Act) of the Fund or Class.

         6. This Plan together with any related agreements shall become effective upon approval, by a majority vote of both (i) the Board of Trustees and (ii) those Trustees who are not "Interested Persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

         7. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided in paragraph 5 hereof.

         8. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports complying with the requirements of Rule 12b-1 under the Act of the amounts expended under the Plan and purposes for which such expenditures were made.

         9. This Plan may be terminated at any time with respect to a Fund or Class by a majority vote of the Qualified Trustees or by vote of a majority of the Outstanding Voting Securities of the Fund or Class.


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         10. This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

         11. While this Plan shall be in effect, the selection and nomination of Trustees who are not Interested Persons of the Trust shall be committed to the discretion of the Trustees then in office who are not Interested Persons of the Trust.

         12. To the extent expenses of Signature under this Plan in any fiscal year of the Trust exceed amounts payable under this Plan during such fiscal year, such expenses shall be payable to Signature in any succeeding fiscal year of the Trust; however no carrying or interest charges shall be payable by the Fund or Class to Signature.

         13. Signature hereby acknowledges that (i) payments to be made by the Trust to Signature pursuant to this Plan shall be for actual expenses of Signature as contemplated hereunder, and (ii) upon termination of this Plan, the benefits inuring to Signature hereunder shall immediately cease.

         14. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of (a) this Plan or (b) the agreements or such report, as the case may be, the first two years in an easily accessible place.


Dated: September 15, 1995



BT0451C

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BT0451C


                                    EXHIBIT A


                               BT GLOBAL INVESTORS

            SCHEDULE OF FEES UNDER THE DISTRIBUTION AND SERVICE PLAN



                                                                                SERVICE          DISTRIBUTION
                                                                                FEE              FEE
Global High Yield Securities Fund......................................       0.25%             0.10%
Capital Appreciation Fund..............................................       0.25%             0.25%
Small Cap Fund.........................................................       0.25%             0.25%
International Equity Fund..............................................       0.25%             0.25%
Pacific Basin Equity Fund..............................................       0.25%             0.25%
Latin American Equity Fund.............................................       0.25%             0.25%